Exhibit 10.1

CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

        This Contract for Purchase and Sale of Real Estate (this “Contract”) is made and entered into as of the 16th day of April, 2003 (the “Effective Date”) by and between The Keller Manufacturing Company, Inc., an Indiana corporation (hereinafter called “Seller”), and Structural Systems, Inc., a Maryland corporation (hereinafter called “Purchaser”).

RECITALS:

        A.        Seller owns certain real estate and improvements in the Town of Culpeper, Culpeper County, Virginia, more particularly described below.

        B.        Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the real estate and improvements upon the terms and conditions set forth in this Contract.

        NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Purchase and Sale of Real Estate. Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, certain real estate in the Town of Culpeper, Culpeper County, Virginia, consisting of approximately 60 acres of land, as more particularly described on Exhibit A attached hereto and incorporated herein by reference and commonly known as 601 Germana Highway, together with all easements, rights-of-way, appurtenances and hereditaments thereunto belonging (the “Land”), together with an approximately 146,000 square foot building located thereon and the permanently-attached fixtures related thereto (the “Improvements”) (the Land and the Improvements being hereinafter referred to, collectively, as the “Real Estate”), upon the terms and conditions set forth in this Contract. The Purchase Price, and the parties’ obligations under this Contract, shall not be affected if the square footage of the Improvements and/or the acreage of the Land are more or less than the amounts stated above.

2.
Purchase Price; Payment. The Purchase Price for the Real Estate and the Personal Property (as defined below) shall be the total sum of Two Million One Hundred Thousand Dollars and NO/100 ($2,100,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

a.
Earnest Money. Purchaser herewith tenders to Seller, through Commercial Title Group, Inc., agents for Fidelity National Title Insurance Company of New York (hereinafter sometimes referred to as the “Escrow Agent” or the “Title Company”) the sum of Ten Thousand Dollars and NO/100 ($10,000.00) (the “Earnest Money”). The Earnest Money shall be applied to the Purchase Price and shall be credited first to any portion thereof payable in cash at the time of Closing (as hereinafter defined). The Earnest Money shall be returned immediately to Purchaser if any contingency, condition to or requirement of Closing in this Contract is not satisfied or waived by Purchaser within the time periods specified herein. The Earnest Money shall be forfeited as liquidated damages, which shall be Seller’s sole remedy at law or in equity (in addition to the remedies set forth in Section 22 below), in the event that Purchaser shall fail or refuse to perform its obligations herein specified on the Closing Date (as defined herein). Escrow Agent shall place the Earnest Money in an interest-bearing escrow account, and shall disburse the same only in accordance with the terms of this Contract. All interest earned thereon shall be deemed a part of the Earnest Money. The Earnest Money shall be invested by the Escrow Agent under Purchaser’s Federal Tax ID Number. Purchaser hereby represents to Seller and Escrow Agent that Purchaser’s Federal Tax ID Number is _________. Seller and Purchaser hereby agree to enter into any supplement to this Contract reasonably required by Escrow Agent for purposes of acknowledging Escrow Agent’s standard escrow terms and conditions and incorporating the same into this Contract.

b.
Payment on Closing. Purchaser shall pay to Seller at Closing the Purchase Price, less the Earnest Money and any other credits due Purchaser pursuant to the terms of this Contract, plus any credits due Seller pursuant to the terms of this Contract, by certified check, cashier’s check, or wire transfer to an account designated by Seller, or otherwise by immediately available funds.

3.
Title Commitment. Within forty-five (45) days after the Effective Date of this Contract, Purchaser, at its cost and expense, shall procure for itself an ALTA Form B standard title insurance commitment (the “Commitment”), issued by the Title Company, showing the condition of Seller’s title to the Real Estate. Purchaser shall, within ten (10) days after receipt of the Commitment, notify Seller of any unacceptable physical or other defects therein disclosed. Seller shall have thirty (30) days (or such longer period as Purchaser may in writing approve) in which to cure or remove any such unacceptable defects, to the extent Seller elects to cure or remove them. If Seller is unwilling or unable to remove such defects within said period, Purchaser may either (a) cancel and terminate this Contract upon written notice to Seller, in which event Escrow Agent shall immediately return the Earnest Money to Purchaser and neither party shall have any further obligation to one another under this Contract except for those liabilities which expressly survive the termination of this Contract, or (b) waive such defects and proceed to Closing. If Purchaser fails to notify Seller of an objection to an exception to title as reflected on the Commitment within the time period provided above, then Purchaser shall be deemed to have accepted the status of title as reflected therein. Any exceptions to title reflected on the Commitment to which Purchaser fails to timely object, or that Purchaser has waived as described above, shall be deemed a “Permitted Exception.” Purchaser shall bear the cost and expense of any search or examination fees, premiums, or other charges associated with the Commitment, the title policy, and any endorsements to the title policy that Purchaser wishes to obtain; except that if, upon examination, title to the Real Estate should be found defective and this Contract is terminated as set forth above, Seller shall pay the title examination charges up to Two Hundred Fifty Dollars and NO/100 ($250.00).

4.
Diligence Period. For a period of one hundred twenty (120) days from and after the Effective Date of this Contract (the “Diligence Period”), Purchaser and its agents shall have the right to enter upon the Real Estate to perform such inspections, surveys, analyses, and/or tests, including without limitation environmental, soil, structural, economic, engineering and/or mechanical tests, investigations or analyses (collectively, the “Tests and Studies”), with respect to the Real Estate as Purchaser deems necessary or appropriate. All Tests and Studies shall be made at Purchaser’s sole cost and expense, and Purchaser shall be liable for any damage or injury caused to the Real Estate or to any persons or any personal property located thereon during the Tests and Studies, and shall indemnify, defend, and hold harmless Seller from and against any such damage or injury or claims and causes of action resulting therefrom. Purchaser’s obligations as set forth in the preceding sentence shall survive any termination of this Contract. Seller shall permit Purchaser, and Purchaser’s representatives and agents, to enter upon the Real Estate at any time during business hours during the Diligence Period for the purpose of making the Tests and Studies. Purchaser shall promptly provide Seller with copies of the results of the Tests and Studies (other than those relating solely to Purchaser’s financing), at no cost to Seller. In the event that the results of the Tests and Studies indicate, in Purchaser’s sole discretion, that Purchaser’s intended purchase and use of the Real Estate would not be economically or otherwise feasible, then in such event, Purchaser shall have the absolute right, at its option, to terminate this Contract without further liability by giving written notice to Seller prior to the expiration of the Diligence Period, in which event this Contract shall be terminated and the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation to one another under this Contract except for those liabilities which expressly survive the termination of this Contract.

5.
Existing Surveys, Assessments and Studies. Within fifteen (15) days after the Effective Date of this Contract, Seller shall furnish Purchaser, at Seller’s cost and expense, with photocopies of any surveys, environmental assessments, and engineering studies with respect to the Real Estate that are in Seller’s possession. Seller makes no representation or warranty to Purchaser regarding the accuracy, correctness, or completeness of any information set forth in those surveys, assessments or materials, or any other such information or materials furnished by Seller to Purchaser. Purchaser shall keep confidential all such surveys, assessments, studies, and other information obtained by Purchaser (including without limitation the results of the Tests and Studies) or furnished by Seller with respect to the Real Estate, and shall not disclose the same to any third parties, except that Purchaser may disclose such surveys, assessments, studies or other information to the employees, lenders, consultants, and attorneys of Purchaser; provided, that those persons shall be under the same obligation of confidentiality as Purchaser with respect to those surveys, assessments, studies and other information. If Purchaser does not purchase the Real Estate pursuant to this Contract, or if this Contract is otherwise terminated, Purchaser shall promptly return to Seller all such surveys, assessments, and studies that have been provided by Seller or obtained by Purchaser and any copies or summaries thereof. Purchaser’s obligations set forth in this Section shall survive any termination of this Contract.

6.
Seller’s Ameliorations. As a condition to Closing, Seller hereby agrees to make the following ameliorations to the Real Estate during the one hundred twenty (120) day period following the Effective Date:

a.	Remove all spray booths and stacks;

b.	Repair the roof, flashing and all spray booth stack removals;

c.	Remove all pallet conveyor components;

d.	Remove all overhead paint shop conveyor components;

e.	Remove all drying ovens including associated steam distribution and condensate return piping equipment;

f.	Remove all paint residues from shop floors;

g.	Remove all remnants of machinery from mill end of the Improvements;

h.	Remove sections of south wall (removable metal wall) of Improvements if specifically directed and identified by Purchaser; and

i.	Provide asbestos testing for insulation panels on south wall of Improvements.

7.
Casualty or Condemnation. In the event that the Real Estate or any part thereof is damaged or destroyed by fire or other casualty, or in the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any part of the Real Estate, then Seller shall, upon receipt of notice thereof, promptly notify Purchaser thereof. Purchaser may, at its option by giving written notice to Seller within fifteen (15) days after receipt of Seller’s notice of such casualty or condemnation proceedings, terminate this Contract and the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation to one another under this Contract except for those liabilities which expressly survive the termination of this Contract. In the event Purchaser does not elect to terminate this Contract, then all insurance proceeds and/or any awards in condemnation, as the case may be, as well as all unpaid claims and rights in connection with such casualty or condemnation, as the case may be, shall be assigned to Purchaser at Closing, or, if paid to Seller prior thereto, shall be credited against the unpaid balance of the Purchase Price due at Closing. Seller shall not adjust or settle any insurance claims or condemnation awards whatsoever without the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed; further, Purchaser and its counsel shall have the right prior to Closing to participate, at Purchaser’s cost and expense, in all negotiations relating to any such insurance claims or condemnation awards.

8.
Closing. The transaction contemplated hereby shall be closed (the “Closing”) at the offices of the Title Company (or, if the parties mutually agree, by escrow with the Title Company) on a date that is mutually acceptable to the parties but that is not later than thirty (30) days after the later of the expiration of Diligence Period or the satisfaction of all other conditions of Closing that are expressly set forth in this Contract, or on such other date as the parties shall mutually agree (the “Closing Date”); but in no event shall the Closing Date occur later than one hundred eighty (180) days following the Effective Date. In the event all of the conditions of Closing set forth in this Contract have not been satisfied by the Closing Date (provided, however, that this provision it not intended and shall not be construed to enlarge or extend the Diligence Period or any other time limits for Purchaser’s satisfaction of its contingencies and conditions as stated elsewhere this Contract), then either party may terminate this Contract by notifying the other party in writing, in which event the Earnest Money shall be returned to Purchaser (except as hereinafter provided), this Contract shall be terminated, and the parties shall be relieved of all further liability under this Contract except those liabilities which expressly survive the termination of the Contract; provided, however, that if the Purchaser has not terminated this Contract during the Diligence Period or the other time periods set forth herein for Purchaser’s satisfaction of its contingencies and conditions to Closing, and if Purchaser thereafter fails to close the transaction by the Closing Date for any reason other than a breach or default by Seller in Seller’s obligations under this Contract, then Seller may terminate this Contract and the Earnest Money shall belong to and be payable to Seller, and the parties shall be relieved of all further liability under this Contract except those liabilities that expressly survive termination of the Contract. At Closing, the parties shall make the following deliveries:

a.	Seller’s Deliveries: At Closing, Seller deliver to Purchaser, in accordance with the terms of this Contract, the following:

i. satisfactory evidence of the authority of the signers of the conveyance documents to consummate the transaction on behalf of Seller;

        ii.         a duly authorized and executed special warranty deed, in recordable form, conveying good and marketable title to the Real Estate utilizing the record legal description for the Land as set forth in the deed by which Seller acquired title, subject only to current taxes and assessments not yet due and payable, Permitted Exceptions, and any matters that would be disclosed by a complete and accurate physical inspection and survey of the Real Estate;

iii. a bill of sale conveying the Personal Property (as defined below), if any;

        iv.         a duly authorized and executed owner’s affidavit, in a form that will be sufficient to delete from Purchaser’s title policy any of the so-called “standard exceptions” that may be deleted with the delivery of a owner’s affidavit;

v. an affidavit stating that Seller is not a “foreign person”, as such term is used in § 1445 of the Internal Revenue Code, and the regulations promulgated thereunder;

vi. a closing statement; and

        vii.         all other documentation which may be reasonably required by the Title Company in order to insure Purchaser with good and marketable title to the Real Estate and which can be furnished by the Seller without material cost or expense.

b.	Purchaser’s Deliveries: At Closing, Purchaser shall deliver to Seller, in accordance with the terms of this Contract, the following:

i. satisfactory evidence of the authority of the signers of the conveyance documents to consummate the transaction on behalf of Purchaser;

ii. the Purchase Price;

iii. a closing statement; and

iv. all other documentation which may be reasonably required in order to consummate the transactions contemplated by this Contract.

9.	Closing Costs and Expenses, Adjustments and Prorations.

a.
Taxes and Assessments. Purchaser shall pay all special or other assessments that become due after the Closing Date, and so much of the real estate taxes assessed for and becoming a lien during the calendar year in which Closing occurs as shall be allocable to Purchaser after Closing (i.e., prorated to date of Closing). Any taxes or assessments not assumed by Purchaser and which are not due and payable at the time of Closing shall be allowed to Purchaser as a credit on the cash payment required at Closing, and Seller shall not be further liable for such taxes or assessments. If the actual tax rate is not known on the Closing Date, the taxes shall be prorated based upon the prior year’s tax rate and re-prorated within thirty (30) days after the actual tax rate is published by the appropriate governmental authority.

b.
Recording Fees; Closing Fees. Closing fees of the Title Company shall be paid by Purchaser. At Closing, Purchaser shall pay the grantee’s tax imposed on the special warranty deed under the laws of the Commonwealth of Virginia and the recording fee for the special warranty deed. Seller shall pay the recording costs associated with recording any documents necessary to cure any exceptions to title that are not Permitted Exceptions (to the extent Seller has elected to cure them), and shall pay the grantor’s tax imposed on the special warranty deed under the laws of the Commonwealth of Virginia.

c.
Utilities. All expenses for utilities incurred on or before the Closing Date (as defined below) shall be paid by Seller. Effective as of the Closing Date, Purchaser shall cause all utilities to be placed in Purchaser’s name, and Seller shall have no further responsibility therefor.

d.
Management and Service Contracts; Insurance. All management and service contracts maintained by Seller in respect of the Real Estate and/or Personal Property, if any, shall be canceled as of the Closing Date. All insurance maintained by Seller in respect of the Real Estate and Personal Property shall be canceled as of the Closing Date.

e.
Other Closing Costs and Expenses. Except as otherwise specifically provided in this Contract, all other costs and expenses shall be paid by the party incurring those costs and expenses. Without limitation, each party shall be responsible for any legal fees and expenses that it incurs in connection with negotiating this Contract and closing the transactions pursuant to this Contract.

All credits to Purchaser from the Closing adjustments and prorations described above or elsewhere in this Contract shall reduce the cash portion of the Purchase Price payable at Closing, and all credits to Seller from the Closing adjustments and prorations described above or elsewhere in this Contract shall increase the cash portion of the Purchase Price payable at Closing. If one party pays any of the obligations of the other party under this Contract, the paying party shall be entitled to immediate reimbursement therefor from the other party.

10.	Allocation of Purchase Price. The Purchase Price shall be allocated as follows:

To the Land	$__________

To the Improvements	$__________

Total Purchase Price	$2,100,000.00

Unless otherwise so agreed, each of the parties shall report this transaction for federal income tax purposes in accordance with the foregoing allocation of Purchase Price.

11.
Maintenance of Real Estate; Removal of Personal Property. From and after the Effective Date hereof to the Closing Date, Seller shall maintain the Real Estate in its present condition, ordinary wear and tear excepted and damage by casualty or condemnation excepted and provided Seller shall perform the work described in Section 6. Seller may, at Seller’s option and at Seller’s sole cost and expense, remove Seller’s personal property from the Real Estate on or before the Closing Date; provided, that the Seller shall be responsible for the cost and expense of repairing any material damage to the Real Estate that is caused by the removal. Any of Seller’s personal property that Seller does not remove from the Real Estate on or before the Closing Date shall become the property of Purchaser for no additional purchase price from Purchaser to Seller (any such personal property that Seller does not remove is referred to herein as the “Personal Property”); provided, however, that Seller shall have no further responsibility or liability (including without limitation any responsibility or liability for removal or storage costs), with respect to any of Seller’s Personal Property not removed by Seller prior to the Closing Date.

12.	Delivery of Possession. Seller shall deliver exclusive possession of the Real Estate to Purchaser on the Closing Date.

13.
Representations and Warranties of Seller. Each of the following representations and warranties by Seller to Purchaser is true and correct as of the Effective Date, and it shall also be a condition of Purchaser to Closing that each of the following representations and warranties also shall be true and correct on the date of Closing:

a.
Power and Authority to Sell. Seller is a validly existing legal entity, has filed its most recent report required by law with the Indiana Secretary of State (or is not yet required to file such report), and has filed no notice of withdrawal, dissolution or expiration with the Indiana Secretary of State; has full power, authority and legal right to enter into this Contract and to transfer and convey to Purchaser full legal and beneficial ownership of the Real Estate; and the person or persons executing this Contract and documents at Closing on behalf of Seller have executed and delivered this Contract and other documents under full authority duly given to them by the proper representatives of Seller.

b.
Mechanics’ Liens. All bills and claims for labor performed and materials furnished to or for the benefit of the Real Estate for or at the request of Seller during the period preceding the date of Closing have been (or will prior to Closing be) paid in full, and there shall be no mechanics’ or materialmen’s liens pending or threatened in connection therewith as of the date of Closing.

c.
Compliance with Other Instruments, Judgments, Orders, Etc. Neither the entering into of this Contract nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any contract or instrument to which it is a party, or to which it is subject, or by which it or any of its assets or properties may be bound, except as herein disclosed. Neither the entering into of this Contract nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation or any applicable law, order, rule or regulation of any governmental authority.

d.
Proceedings. There is no action, suit, proceeding or investigation pending against Seller or the Real Estate which would prevent any action contemplated by this Contract, which would become a cloud on the title to the Real Estate or any portion thereof, or which questions the validity or enforceability of the transaction contemplated by this Contract or any action taken pursuant hereto before any Court or before or by the Federal, district, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

e.
Approvals and Consents. To Seller’s knowledge, no approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes and other than those associated with any transfers of the Licenses and Permits (as defined below)) with any governmental authority is required in connection with the due and valid execution and delivery by Seller of this Contract, compliance by Seller with the provisions hereof, and the consummation by Seller of the transactions contemplated hereby.

f.
Compliance with Laws, etc. Seller has not received written notice of any violations of law or municipal ordinances, orders, or requirements noted in or issued by any federal, state or municipal department or other department having jurisdiction over or affecting the Real Estate, which have not been satisfactorily corrected by the Seller.

g.
Leases and Other Contracts. The Real Estate will be delivered at Closing free of any leases or management, leasing, service, operating or other continuing contractual obligations, other than those that are listed in the Commitment.

h.
Compliance With Covenants, Etc. To Seller’s actual knowledge, Seller is not in default or breach of any covenants, conditions, restrictions, rights-of-way or easements affecting the Real Estate or any portion thereof.

i.
Title. Seller is the owner of good and marketable fee simple title to the Real Estate, insurable under a full coverage ALTA owner’s title insurance policy at standard rates, subject to (i) current assessments and taxes not yet due and payable, (ii) matters that may be disclosed on the Commitment (provided, that, as of the time of Closing, the representation and warranty in this subsection (ii) shall be deemed to be limited only to those matters on the Commitment that are Permitted Exceptions), and (iii) any matters that would be disclosed by a complete and accurate physical inspection and survey of the Real Estate.

j.
Licenses and Permits. To Seller’s actual knowledge, all licenses and permits that are presently necessary or required under applicable laws, ordinances, rules and regulations for the occupancy and use of the Improvements or other facilities of the Real Estate (the “Licenses and Permits”) have been obtained and paid for by Seller and will be in effect and valid on the date of Closing except as provided below. If permitted by local law, Seller will, at the time of Closing hereunder, transfer the Licenses and Permits to Purchaser; provided, however, that Purchaser shall, at its sole cost and expense, be responsible for obtaining, prior to Closing, the approval of all necessary governmental or quasi-governmental agencies to those transfers. Seller shall cooperate in all reasonable respects with Purchaser in obtaining those approvals, to the extent permitted by applicable law, provided that Seller shall not be obligated to incur more than nominal cost or expense in connection therewith, and provided, further, that the transfers shall not be effective until the time of Closing hereunder. Purchaser acknowledges and agrees that Seller’s Virginia Title V Operating Permit (Permit Number FSO40170) is not transferable to Purchaser and will be terminated by Seller at or before Closing.

k.
Litigation. There is no pending action, suit, proceeding or claim affecting Seller or the Real Estate or any portion thereof relating to or arising out of the ownership, operation, use and occupancy of the Real Estate and, to Seller’s actual knowledge, there is no such threatened action, suit, proceeding or claim. Seller shall give Purchaser prompt notice of any such litigation instituted prior to Closing, upon receipt by Seller of written notice thereof.

l.
Hazardous Substances. To the best of Seller’s actual knowledge, there are no Hazardous Substances on, in, under or about the Real Estate in quantities or condition which would violate any Environmental Laws. To the best of Seller’s actual knowledge, the Real Estate is not in violation of any Environmental Laws, nor is the Real Estate currently under investigation by any governmental authority. Seller has not received any written notice or other communication from the United States Environmental Protection Agency or any other governmental authority, alleging that the Real Estate is in violation of any Environmental Laws. For the purpose of this Contract, the term “Hazardous Substances” shall mean substances defined as a “hazardous substance” or “toxic substance” in the Environmental Laws as in effect on the date such representation or warranty is made, and any other substances considered hazardous, toxic or otherwise harmful pursuant to any other applicable laws or regulations, as in effect on the date such representation or warranty is made, relating to pollution or protection of human health or the environment. As used herein, “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601-9675, the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601-9675, the Resource Conservation and Recovery Act, 42 U.S.C. 6901-6992, and the Clean Air Act, 42 U.S.C. 7401-7671, the Toxic Substances Contract Act, 15 U.S.C. 2601-2692, the Federal Water Pollution Act, 33 U.S.C. 1251-1387 and the Oil Pollution Act, 33 U.S.C. 2701-2761, as any of the preceding may be amended form time to time.

Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys’ fees, resulting from any misrepresentations or breach of the above representations and warranties.

EXCEPT AS SET FORTH IN THIS SECTION 13, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING AND ACQUIRING THE REAL ESTATE AND PERSONAL PROPERTY (IF ANY) “AS-IS”, “WHERE IS”, AND WITH ALL FAULTS, AND THAT EXCEPT AS EXPRESSLY STATED IN THIS CONTRACT, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE REAL ESTATE OR THE PERSONAL PROPERTY (IF ANY), SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, HABITABILITY, AND/OR MERCHANTABILITY, AND PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS WITH RESPECT TO ALL MATTERS REGARDING THE REAL ESTATE AND THE PERSONAL PROPERTY.

This Section 13, and Seller’s representations, warranties and obligations under this Section, shall survive the Closing, except that the representations, warranties, and obligations of Seller set forth in Sections 13(b), (f), (h), and (l) shall expire one (1) year after the Closing Date.

14.
Representations and Warranties of Purchaser. Each of the following representations and warranties by Purchaser to Seller is true and correct as of the Effective Date, and it shall be a condition of Seller to Closing that each of the following representations and warranties shall be true and correct on the date of Closing:

a.
Power and Authority to Purchase. Purchaser is a validly existing legal entity in good standing; has full power, authority and legal right to enter into this Contract and to purchase the Real Estate, Improvements and Personal Property from Seller; and the person or persons executing this Contract and documents at Closing on behalf of Purchaser have executed and delivered this Contract and other documents under full authority duly given to them by the proper representatives of Purchaser.

b.
Compliance with Other Instruments, Judgments, Orders, Etc. Neither the entering into of this Contract nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Purchaser of any contract or instrument to which it is a party, or to which it is subject, or by which it or any of its assets or properties may be bound, except as herein disclosed. Neither the entering into of this Contract nor the consummation of the transactions contemplated hereby will constitute or result in a violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation or any applicable law, order, rule or regulation of any governmental authority.

c.
Proceedings. There is no action, suit, proceeding or investigation pending against Purchaser which would prevent any action contemplated by this Contract or which questions the validity or enforceability of the transaction contemplated by this Contract or any action taken pursuant hereto before any Court or before or by the Federal, district, county or municipal department, commission, board, bureau, agency or other governmental instrumentality.

d.
Approvals and Consents. To Purchaser’s knowledge, no approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes and other than those associated with any transfers of the Licenses and Permits) with any governmental authority is required in connection with the due and valid execution and delivery by Purchaser of this Contract, compliance by Purchaser with the provisions hereof, and the consummation by Purchaser of the transactions contemplated hereby.

e.
Litigation. There is no pending action, suit, proceeding or claim affecting Purchaser relating to or arising out of Purchaser’s proposed purchase of the Real Estate and, to Purchaser’s actual knowledge, there is no such threatened action, suit, proceeding or claim. Purchaser shall give Seller prompt notice of any such litigation instituted prior to Closing, upon receipt by Purchaser of written notice thereof.

Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including without limitation reasonable attorneys’ fees, resulting from any misrepresentations or breaches of the above representations and warranties. Purchaser’s representations, warranties, and obligations under this Section 14 shall survive the Closing.

15.
Commissions. Each party represents and warrants to the other party that it has dealt with no broker or finder other than Cushman & Wakefield of Virginia, Inc. and Remax/Crossroads (who have represented Seller) (“Seller’s Brokers”) and The Wiley Company (who has represented Purchaser) (“Purchaser’s Broker”), with respect hereto and the transaction contemplated hereby. Each party further represents and warrants to the other party that, insofar as it knows, no broker or other person other than Seller’s Brokers and Purchaser’s Broker is entitled to any commission or fee in any such connection. The fees payable to Seller’s Brokers shall be paid by Seller pursuant to a written agreement with Seller’s Brokers. Purchaser’s Broker shall be entitled to share in that commission or fee in connection with this transaction pursuant to a separate written agreement that has been entered into between Seller’s Brokers and Purchaser’s Broker. Each party shall indemnify, defend, and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone other than Seller’s Brokers or Purchaser’s Broker because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include, without limitation, payment of reasonable attorneys’ fees and court costs incurred in defending any such claim.

16.
Notices. All notices, requests, demands, consents and other communications required or permitted under this Contract shall be in writing and shall be deemed to have been duly and properly given on the date of service if delivered personally, or if mailed, on the second business day after such notice is deposited in a receptacle of the United States Postal Service, registered or certified mail, first class postage prepaid, return receipt requested, or on the first business day following deposit with a nationally-recognized overnight courier service (e.g., FedEx), postage prepaid, in any event addressed appropriately as follows:

If to the Seller:	The Keller Manufacturing Company, Inc. 701 North Water Street Corydon, Indiana 47112 Attention: Mr. David Jenkins

With a copy to:	Ice Miller Box 82001 31st Floor One American Square Indianapolis, Indiana 46282 Attention: Sarah K. Funke, Esq.

If to Purchaser:	Structural Systems, Inc. Poplar Avenue Thurmont, MD 21788 Attention: Bruce M. Gordon

With a copy to:	Lerch, Early & Brewer, Chartered 3 Bethesda Metro Center, Suite 460 Bethesda, MD 20814 Attention: Paul J. DiPiazza, Esq.

Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

17.
Assignment. Neither party shall assign this Contract without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser may assign this Contract without Seller’s prior consent to a limited liability company in which Purchaser or some or all of the stockholders of Purchaser are members; provided, however, that no such assignment shall relieve Purchaser of its obligations and liabilities hereunder.

18.	Risk of Loss. The risk of loss by reason of fire or other casualty between the date hereof and Closing Date shall be borne by Seller.

19.
Benefit of Parties. All of the terms and conditions of this Contract shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No other party shall have any rights hereunder or be considered a third-party beneficiary of this Contract.

20.
Entirety of Agreement. This Contract embodies the entire agreement between the parties hereto and there are no representations, promises, understandings or agreements, oral or written, between the parties which are not set forth herein.

21.
Purchaser’s Remedies. Except as otherwise provided in Section 13 above, if Seller shall breach or fail to perform any of its representations, warranties, covenants or obligations under this Contract, Purchaser’s sole remedy against Seller shall be the right of specific performance and the right to recover attorneys’ fees and costs as provided in Section 22 below.

22.
Attorneys’ Fees. Any party to this Contract who is the prevailing party in any legal or equitable proceeding against the other party brought for a breach of this Contract shall additionally be entitled to recover court costs and reasonable attorneys’ fees from the non-prevailing party.

23.
Effectiveness. This Contract shall have no binding force or effect on either party unless and until each of the parties shall have executed this Contract and delivered their respective signatures hereon to one another.

24.	Time is of the Essence. Time is expressly declared to be of the essence for this Contract.

25.	Governing Law. This Contract shall be construed and enforced in accordance with the laws of the State where the Real Estate is located.

26.	Survival. All rights, duties, representations, warranties, covenants and obligations of the parties set forth in this Contract shall survive the Closing, except as otherwise provided in this Contract.

27.
Severability. In the event any one or more provisions in this Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

28.
Interpretation. The terms and conditions of this Contract represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and neither of which has acted under duress or compulsion, whether legal, economic, or otherwise, and represent the results of a combined draftsmanship effort. The terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim any rule of law or procedure requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions shall be interpreted or construed against the party whose counsel prepared this Contract or any earlier draft hereof. Section headings are for convenience only and shall not affect the interpretation of this Contract.

29.
Counterparts. This Contract may be executed in two (2) or more counterparts, and by each of the parties on separate counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Contract to be executed by their duly authorized representatives as of the Effective Date.

“SELLER” THE KELLER MANUFACTURING COMPANY, INC., an Indiana corporation BY: (signature) ITS: (printed name and title)

“PURCHASER” STRUCTURAL SYSTEMS, INC., a Maryland corporation BY: (signature) ITS: (printed name and title)

ESCROW AGENT ACKNOWLEDGMENT

        The undersigned, hereby agreeing to serve as Escrow Agent under the terms of the foregoing Contract for Purchase and Sale of Real Estate (the “Contract”), hereby acknowledges receipt of the said Ten Thousand Dollars and NO/100 ($10,000.00) earnest money deposit, and agrees to disburse the same only in accordance with the terms of the Contract.

        Acknowledged this 17th day of April, 2003.

“ESCROW AGENT”

COMMERCIAL TITLE GROUP, INC., an issuing agent of
Fidelity National Title Insurance Company of New York

BY:  /s/ Barbara G. Blitz
                         (signature)

ITS:  Barbara G. Blitz, Vice President
                          (printed name and title)

EXHIBIT A

Parcel 1:

All that certain parcel of land located on the western side of Routes 3 and 522 within the present corporate limits of the Town of Culpeper, Culpeper County, Virginia, and being a part of the tract of land sometimes known as “Declair”, and according to a survey made by J. I. Covell, CLS, on July 21, 1969, a plat of which is attached hereto and made a part of this deed, the said land is described by metes and bounds as follows: Beginning at a point in the west line of the highway, the present corner of the Keller lot; thence with the highway S 27-34 E 40.00’ to the north line of a new 60’ street; thence with that line S 62-26 W 50.00 ’ to a curve; thence with the curve, deflection angle 10-29, radius 526.11', tangent 47.31 ‘; thence continuing with the road S 72-55 W 818.38' to a rod, corner with the Seaboard Allied lot; thence with that lot N 75-36 W 785.24’ to a post, corner with Keller in the Seaboard Allied line; thence with the present Keller line N 85-16 E 685.90', N 85-01 E 984.63’ to the beginning.

Parcel 2:

All of that certain tract of land with all appurtenances thereunto belonging located about one-half mile east of the corporate limits of the Town of Culpeper in Catalpa Magisterial District, Culpeper County, Virginia, and being bounded by Routes 522 and 3 on its easterly side, the remaining lands of John H. Hitt on its southerly side and the right of way of the Southern Railway on its westerly side and, according to a survey made by J. I. Covell, Certified Surveyor, on December 7, 1964 and revised on December 14, 1964, a plat of which is attached hereto and made a part of this deed, the said land is described by metes and bounds as follows: Beginning at a point in the east line of the Southern Railway 113.8’ southerly from the center of a culvert under the tracks, corner with remaining Hitt property; thence with the railroad N 14-24 E 2414.5’ to the southwest line of the highway; thence with that line S 42-34 E 178.3'; thence an irregular curve whose chord is S 33-54 E 483.1'; thence S 27-34 E 200.0', S 29-51 E 250.2', S 27-34 E 550.0', S 23-45 E 150.3', S 27-34 E 200.0', S 29-12 E 350.01', S 27-34 E 256.6' to a point 10.0’ north of the center of a small stream bed, new corner with remaining Hitt property; thence new lines with Hitt S 85-01 W 972.9’ to a large cedar on the south side of the stream, S 85-16 W 685.9’ to a point at a fence corner, N 75-36 W 260.2’ to the beginning.